EXHIBIT 99.1


NEWS RELEASE


                          APA Completes CSP Acquisition


     MINNEAPOLIS (March 17, 2003) - APA Optics (Nasdaq/NM.APAT) Blaine, MN has completed an acquisition of assets from Computer System Products, Inc. (Plymouth, MN) for cash and assumption of certain liabilities. In addition, the principal shareholders of CSP received 5-year warrants for purchase of 350,000 shares of APA common stock, exercisable at $3.00 per share. The assets will be deployed by APA's new subsidiary, APA Cables and Networks, Inc., in the manufacture of standard and custom copper and fiber cable assemblies for service providers and original equipment manufacturers.

     APA Optics, Inc. designs, develops, manufactures and markets advanced products for fiber optic communications, including dense wavelength division multiplexing (DWDM) components and Gallium Nitride compound semiconductor-based ultraviolet detectors, instruments and consumer products. Additional information about APA is available at www.apaoptics.com.
                               -----------------

     Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.



APA Optics, Inc. Contact Information:
-------------------------------------

Dave Peters
Chief Financial Officer
dpeters@apaoptics.com
---------------------
763-784-4995

Anil Jain
Chief Executive Officer
infor@apaoptics.com
-------------------
763-784-4995


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